EXHIBIT 10.21

Compensation Arrangements

The Registrant’s Board of Directors determined that the performance of the organization in 2010 did not meet the criteria established by the Frozen Food Express Industries, Inc. Amended 2005 Executive Cash Bonus Plan; therefore no cash bonuses would be paid to the Named Executive Officers, as indicated in the table below.  The Company implemented a three-year succession plan which included a compensation study completed by Pricewaterhouse Coopers, LLC under which the Board of Directors determined a Long-Term Incentive Grant (“LTI”) and a Promotion Grant would be awarded in restricted stock under the Frozen Food Express Industries, Inc. Amended and Restated 2005 Stock Incentive Plan subject to three-year vesting to the Named Executive Officers, as indicated in the table below.

Executive Name and Position	Cash Bonus	Restricted Stock Bonus	LTI Restricted Stock Grant (in shares)	Promotion Restricted Stock Grant (in shares)
Stoney M. Stubbs, Jr., Chief Executive Officer	$-	$-	-	-
S. Russell Stubbs, President	$-	$125,216	24,100	17,500
John Hickerson, Executive Vice President and Chief Operating Officer	$-	$86,838	16,750	12,100
John McManama, Senior Vice President and Chief Financial Officer	$-	$58,695	11,300	8,200